EXHIBIT 4

AGREEMENT TO FURNISH COPIES OF INSTRUMENTS
WITH RESPECT TO LONG-TERM DEBT

     The Registrant has entered into certain agreements with respect to long-term indebtedness, which do not exceed ten percent of the total assets of the Registrant and its subsidiaries on a consolidated basis. The Registrant hereby agrees to furnish a copy of such agreements to the Commission upon request of the Commission.

OAKWOOD HOMES CORPORATION

By:	/s/ Suzanne H. Wood

Suzanne H. Wood
Executive Vice President and Chief Financial Officer

54